           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Emerging Growth Fund

We consent to the use in this Registration Statement of Oppenheimer Emerging
Growth Fund of our report dated December 13, 2007, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights"
appearing in the Prospectus, which is also part of such Registration
Statement and "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information.

                              KPMG LLP

Denver, Colorado
February 25, 2008